                         CONFIDENTIAL DRAFT

CONTACTS:    Santo J. Pittsman                Laura E. Wilker
             Senior Vice President & CFO      Investor Relations
             201-393-4693                     201-462-4959


                           MOBILEMEDIA CORPORATION
                           -----------------------

     RIDGEFIELD PARK, NEW JERSEY, DECEMBER 10, 1996...
MOBILEMEDIA CORPORATION (NASDAQ: MBLM) today announced that, in order to conserve cash for operations, it did not make a scheduled interest payment of approximately $5.6 million due under its Credit Agreement on December 9, 1996.

       As previously disclosed, the Company has been seeking to modify payment terms with certain of its larger vendors, some of which have not been paid in accordance with scheduled payment terms. Motorola, Inc., the Company's largest supplier of paging equipment and parts, has informed the Company that it will require credit support to assure payment of approximately $34 million past due accounts payable. MobileMedia's bank lenders have been supportive of the Company's efforts to reach an accommodation with Motorola, and the Steering Committee of the bank lenders has indicated that it would recommend the issuance of letters of credit to support the obligation to Motorola. The Company and Motorola have not yet been able to reach agreement, and Motorola has informed the Company that, until the matter is resolved, Motorola will not make shipments to the Company. The Company is continuing to explore with its bank lenders and Motorola ways to develop a satisfactory arrangement. There can be no assurance that the Company will be able to develop such an arrangement.

       The failure of the Company to make its scheduled interest payment is an Event of Default under the Credit Agreement. As previously disclosed, the Company did not make an interest payment under its 9 3/8% Senior Subordinated Notes due November 1, 2007 within the allowed grace period; this failure to pay interest constitutes an Event of Default under the terms of the related Indenture.

       The Events of Default under the Credit Agreement permit the Banks, and the Event of Default under the 9 3/8% Notes permits the trustee under the relevant Indenture or holders of not less than 25% in outstanding principal amount of the 9 3/8% Notes, to exercise various remedies, including acceleration of the relevant debt obligations. The Company and its advisors are in discussions with the Company's bank lenders regarding the Company's Events of Default under the Credit Agreement. The Company and its financial advisor commenced informal discussions with certain holders of the Company's 9 3/8% Notes and holders of the Company's 10 1/2% Senior Subordinated Deferred Coupon Notes due December 1, 2003. There can be no assurance that the Company will be able to reach accommodations with its suppliers or creditors. Failure to reach such accommodations will likely result in the Company seeking protection under Chapter 11 of the Federal Bankruptcy Code. In the event of a Chapter 11 filing, the Company believes that it will enter into a debtor-in-possession credit agreement that will provide it with sufficient working capital to sustain its business operations in Chapter 11.

       MobileMedia Corporation is the second largest provider of paging and personal communications services in the United States, offering local, regional and nationwide coverage to approximately 4.5 million subscribers in all 50 states, Canada and the Caribbean. The Company operates two one-way nationwide networks and holds two nationwide narrowband PCS licenses.

       Statements contained in this release that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The "Risk Factors" and cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward looking statements are detailed in the Company's 1995 10-K filing with the Securities and Exchange Commission.

                                     # # #